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                                                                  Exhibit 10.2.4

                                  19th May 2005

MR STEPHEN GORGOL
5 BLACKTHORNE CIRCLE
HOPKINTON
MA 01748

Dear Stephen

     On behalf of BioVex Inc (the "Company"), I set forth below the terms of your at-will offer of employment with the Company conditional upon receipt of satisfactory references and a medical examination:

     1. You will be employed to serve on a full time basis as VP Finance and Administration, effective 16th May 2005. As VP Finance and Administration, you will be responsible for the BioVex groups finance, administration and compliance functions, plus such other duties as may from time to time be assigned to you by the Company.

     2. Your salary will be $6,000 per bi-weekly pay period. Such salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company.

     3. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

     4. You may be eligible for a maximum of 3 weeks of vacation per calendar year to be taken at such times as may be approved by the Company.

     5. Subject to the approval of the Board of Directors you may be entitled to participate in either the Company's incentive stock option or restricted stock plans if and when they come into existence.

     6. As a condition of employment, you will be required to execute a Proprietary and Confidential Information, Developments and Non-Competition Agreement.

     7. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or that is in any way inconsistent with the terms of this letter. To the extent you are bound only by non-disclosure and non-solicitation obligations, you agree that you will adhere to those restrictions

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     8. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within ten (10) business days of your date of hire, or our employment relationship with you may be terminated.

     9. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, by giving three months notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

     If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me. If we do not receive your acceptance, this offer will be deemed revoked at 12 pm on Friday 27th May.

                                        Very Truly Yours,


                                        By: /s/ PHILIP ASTLEY - SPARKE
                                            ------------------------------------
                                        Name: PHILIP ASTLEY - SPARKE
                                        Title: PRESIDENT & CEO

The foregoing correctly sets forth the
terms of my at-will employment by BioVex inc

Name: Stephen Gorgol                    Date 5-19-05